EXHIBIT 99.1
                                                                    ------------

Contact information:
Arnold H. Dratt-- Chairman, President & CEO (847)737-5970, ext. 401 or Ronald G. Bottrell, Dome Communications (312) 467-0760

                              FOR IMMEDIATE RELEASE

        SAMES SALE PROCESS NARROWS TO TWO COMPANIES; INITIAL INDICATIONS
            EXPECTED TO BE BELOW CURRENT MARKET; REPORTS FISCAL 2000 OPERATING LOSS FROM CONTINUING OPERATIONS OF $5.7 MILLION

FRANKLIN PARK, IL, March 29, 2001 -- Sames Corporation (AMEX: SGT) announced today that its sale process which began in November 2000 should conclude shortly. Arnold H. Dratt, President and CEO, said, "William Blair and Company has received indications of interest from a number of strategic buyers, and two multi-national companies are currently in their final stages of due diligence. However, based on the Company's current financial performance, the downturn in the worldwide automotive business, and the difficulty in quantifying a number of "Binks business" liabilities which still remain, the Board believes that any initial bids received will likely be below current market."

The Company also announced that it would report a loss from continuing operations for the year ended December 31, 2000 of $5.7 million, and a net loss of $8.7 million. This compares to income from continuing operations of $3.1 million and a net loss of $1.8 million for the fiscal year ended November 30, 1999. The 2000 net loss includes losses from discontinued operations of $3.0 million, while the comparable fiscal 1999 was $4.9 million.

Sales for the year decreased to $80.9 million versus $93.0 million in fiscal 1999. Had the average exchange value of the French franc not declined from 1999, sales would have been $5.6 million higher in 2000.

Fourth quarter sales were $21.3 million, as compared to $27.8 million in the fourth quarter of fiscal 1999. The decrease in sales was primarily driven by fewer large automotive paint shop installations as well as a decrease in the value of the French franc versus the U.S. dollar.

Dratt noted that unlike the results for the fourth quarter of fiscal 1999, when income from continuing operations climbed to $3.1 million, reflecting in large measure the timing of completion of large automotive paint shop installations, this year's fourth quarter operating loss of $2.8 million was caused by a number of factors, including a reduction in sales volume, cost overruns and substantially reduced margins on a number of such installations and other adjustments, including those for reserves for retirement costs at the Company's French subsidiary ($.3 million). In addition, the Company's French subsidiary moved in 2000 to reduce headcount, resulting in non-recurring charges of $.7 million for the year.

Dratt also noted that given the Company's operating loss carryforwards, the 2000 results do not reflect tax benefits related to the current year loss from continuing operations. Also, the

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Company recorded a $1.6 million charge to reduce the balance sheet carrying value of deferred tax assets initially recorded in prior years.

Dratt commented, "The annual results were further affected by certain investments in research and development ($.8 million), which the Company believes will result in sales in future periods, such as the highly-efficient CBS system designed for Toyota and other automobile manufacturers, the groundwork in the Japanese market, and the new product testing facility in our Livonia, Michigan location."

Dratt's previously announced retirement has now been set for April 27, 2001, when he will return to his consulting practice. He will remain as a consultant to the Company in connection with the completion of the sale process and certain other matters, including discontinued operations. Directors Scott Flaig and Wayne Edwards, a former Chairman, will assume the role of interim co-Chairmen. They will direct efforts to elect a new CEO and have already begun working with senior management globally to revise the 2001 operating plan, which will refocus the Company toward standard products with less reliance on large automotive systems where the Company custom designs and often is responsible for the installation of the entire system. Both standard products and spares in the automotive and general industry lines of businesses maintained gross margins in excess of 40%, and the revised 2001 operating plan will focus on these higher margin product lines and technological advances within these product lines, together with smaller system installations.

Since the sale process is still pending, the Company has set its annual shareholders meeting date for May 31, 2001. The record date for the annual shareholders meeting has been set for April 16, 2001.

Sames Corporation is engaged in the design, manufacture and sale of high-quality spray finishing and coating application equipment. Sames is noted for its global leadership position in electrostatic finishing equipment for the automotive finishing market and for the general industrial finishing market. The Company's website is http://www.sames.com.

This press release contains certain statements regarding the Company's future operating performance, product development strategic alternatives, which constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, adverse changes in the economy or the overall market generally, increased competition relating to the Company's products and services both within the United States and globally, lower than expected sales of the Company's products and services, the Company's inability to successfully implement manufacturing and cost-reduction programs, adverse results of the testing of the Company's products and validation programs or the failure of such products or programs to gain wide market acceptance, the inability of the Company to complete the previously announced potential sale of the Company, the inability of the Company to use any potential tax benefits, the failure of the Company to implement its revised 2001 operating plan, continuing losses resulting from discontinued operations relating to the resolution

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and conclusion of the matters relating to the sale of the Binks business, and fluctuation in sales revenues caused in part by currency fluctuations and translations. The Company does not undertake any obligation to update the statements made herein.

                                SAMES CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES

                      Consolidated Statements of Operations

               Years ended December 31, 2000 and November 30, 1999

                    (Unaudited, in thousands except per share amounts)


                                                                                                   2000       1999
                                                                                                 -------     -------

Net sales...................................................................................     $80,864     $92,959
Cost of goods sold..........................................................................      55,124      57,345
                                                                                                 -------     -------
      Gross profit..........................................................................      25,740      35,614
Selling, general, and administrative expenses...............................................      25,643      27,298
Research and development costs..............................................................       3,045       3,686
                                                                                                 -------     -------
      Operating income (loss)...............................................................      (2,948)      4,630
                                                                                                 -------     -------

OTHER EXPENSE (INCOME):
   Interest expense.........................................................................         888         863
   Other expense (income), net..............................................................         118        (848)
                                                                                                 -------     -------
                                                                                                   1,006          15
                                                                                                 -------     -------
      Income (loss) from continuing operations before income taxes..........................      (3,954)      4,615
Income tax expense..........................................................................       1,741       1,475
                                                                                                 -------     -------
      Income (loss) from continuing operations, net of tax..................................      (5,695)      3,140
Loss from discontinued operations, net of tax...............................................      (3,035)     (4,909)
                                                                                                 -------     -------
      Net loss..............................................................................     $(8,730)    $(1,769)
                                                                                                 =======     =======
INCOME (LOSS) PER SHARE - BASIC:
   Continuing operations....................................................................     $ (1.94)    $  1.06
   Discontinued operations..................................................................       (1.04)      (1.66)
                                                                                                 -------     -------
   Net loss.................................................................................     $ (2.98)    $ (0.60)
                                                                                                 =======     =======
INCOME (LOSS) PER SHARE - DILUTED:
   Continuing operations....................................................................     $ (1.94)    $  1.05
   Discontinued operations..................................................................       (1.04)      (1.65)
                                                                                                 -------     -------
   Net loss.................................................................................     $ (2.98)    $ (0.60)
                                                                                                 =======     =======
AVERAGE NUMBER OF SHARES:
   Common shares outstanding................................................................       2,932       2,966
   Equivalent shares on outstanding stock options...........................................           6          14
                                                                                                 -------     -------
   Shares applicable to diluted earnings....................................................       2,938       2,980
                                                                                                 =======     =======

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